Exhibit 12


                                             Tucson Electric Power Company
                                  Computation of Ratio of Earnings to Fixed Charges
                                                (In Thousands of Dollars)


                                                                       12 Months Ending
                                   ------------------------------------------------------------------------------------
                                    June 30,  December 31,   December 31,    December 31,   December 31,   December 31,
                                     1998        1997           1996            1995           1994           1993
                                   --------   ------------   ------------    ------------   ------------   ------------
Fixed Charges:

  Interest on Long-Term Debt       71,392        63,573         59,647         69,174         69,353         68,053
  Other Interest*                  11,215         9,640         11,721          9,113          7,591          9,175

  Interest on Capital Lease
Obligations**                      86,839        83,019         84,383         83,986         82,511         81,932
                                  -------        ------        -------        -------        -------        -------
Total Fixed Charges               169,446       156,232        155,751        162,273        159,455        159,160


Net Income                         48,645        83,572        120,852         54,905         20,740        (25,816)

Add (Deduct):

  Income Taxes - Operating
  Expense                          18,486        19,297          9,795          8,920            (91)          (91)
  Income Taxes - Other            (13,136)      (41,401)       (91,950)       (29,356)        (4,820)        (5,186)
  Total Fixed Charges             169,446       156,232        155,751        162,273        159,455        159,160
                                  --------      --------       --------       --------       --------       --------
Total Earnings before Taxes and
Fixed Charges                     223,441       217,700        194,448        196,742        175,284        128,067

Ratio of Earnings to Fixed          1.319         1.393          1.248          1.212          1.099          0.805
Charges

* Excludes recognition of Allowance for Borrowed Funds Used During Construction. ** Capital Lease Interest Paid from Statement of Cash Flows.